Exhibit 99.1 Press Release

COROWARE ANNOUNCES FORBEARANCE AGREEMENT WITH YA GLOBAL INVESTMENTS, L.P.

Advances CoroWare’s Plan to Restructure and Extinguish Convertible Debt

Bellevue, WA – February 9, 2016 – CoroWare, Inc. (OTC PINK:COWI) announced that on February 5, 2016, it entered into a Forbearance Agreement with YA Global Investments, L.P., a hedge fund that makes its investments in companies operating in energy, consumer cyclical and non-cyclical, communication, basic material, and technology sectors.

Under the terms of the Forbearance Agreement, YA Global and CoroWare consolidated outstanding convertible notes previously in default totaling $2,829,690 (principal and interest) owed to YA Global into a new single consolidated convertible debenture secured by Coroware intellectual property and other assets; and YA Global agreed to refrain from converting the consolidated convertible debenture or exercising any rights or remedies that they may have as specified in the new consolidated convertible debenture over a period ending on April 30, 2016, unless a breach of the Forbearance Agreement of the new consolidated convertible debenture occurs.

“I am pleased to report that CoroWare and YA Global have reached accord through this Forbearance Agreement,” said Lloyd Spencer, president and CEO of CoroWare, Inc.  “Through this agreement, CoroWare is furthering its long term plan to restructure and extinguish convertible debt with the objective of reducing debt and increasing shareholder value.”

In return for YA Global’s forbearance, CoroWare has agreed to a monthly repayment plan that will partially extinguish the unpaid interest portion comprising the convertible debenture during a period ending on April 30, 2016, and provide CoroWare with the opportunity to restructure its outstanding debt in cooperation with strategic investment partners.

About Coroware, Inc.
Coroware, Inc., headquartered in Bellevue, Washington, is a diversified technology and solutions company with expertise in:
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Business Consulting Services: R&D engineering services, business process workflow, software architecture, design and development, content management, console, PC and online game production, marketing coordination and management.

•	Robotics and Automation: Custom engineering such as visualization, simulation and software development, mobile robot platforms for university, government and corporate researchers.

CoroWare’ s customers are located in North America, Europe, Asia and the Middle East, spanning multiple industry sectors. CoroWare partners with universities, software and hardware product development companies and non-profit organizations.  For more information, please visit www.coroware.com.

Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
CoroWare Investor Relations
(800) 641-2676, option 3
investor@coroware.com